Exhibit 99.1

Behringer Harvard Announces Sale of
2800 W. Mockingbird Lane, an Industrial-Flex Property in Dallas

DALLAS, June 2, 2011 – Behringer Harvard announced today the sale of 2800 W. Mockingbird Lane, a single-story industrial-flex building in the Love Field submarket of Dallas. The property, which comprises approximately 73,349 rentable square feet, is situated on a 3.9-acre site with frontage on Mockingbird Lane near its intersection with Denton Drive. The buyer is Roundtree Automotive Group LLC, a Shreveport, Louisiana-based group of new-car dealerships operating in Louisiana, Texas and Alabama.

“We’re pleased with the results of our investment in 2800 W. Mockingbird Lane,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard’s opportunity investment platform. “Despite the recession, this asset generated strong operating income for several years before its sale provided a positive return on our investment. We feel that’s a significant achievement in the current economic environment.”

Behringer Harvard Mid-Term Value Enhancement Fund I LP acquired 2800 W. Mockingbird in March 2005. The well-located property is near the gateway of Dallas Love Field Airport. The existing building, which was constructed in 1940, was leased for approximately a decade to Government Records Services, Inc., part of Affiliated Computer Systems (ACS), a provider of business process and information technology outsourcing solutions, before the company vacated the property in November 2010.

“The site’s excellent centralized location and proximity to Dallas Love Field Airport were primary selection criteria for us,” said Mr. Matthew Stinson, COO of Roundtree Automotive Group LLC. “We plan to raze the building now situated at 2800 W. Mockingbird Lane to make way for the construction of a new Chrysler, Dodge and Jeep dealership slated for completion in the summer of 2012. We expect our new dealership to benefit from its proximity to the Dallas neighborhoods of University Park, Highland Park and Preston Hollow. We look forward to serving this area, which has been without a Chrysler franchise since 2008.”

With the disposition of 2800 W. Mockingbird Lane, Behringer Harvard Mid-Term Value Enhancement Liquidating Trust, the successor to Behringer Harvard Mid-Term Value Enhancement Fund I LP, owns investments in three assets: Parkway Vista, a multi-tenant office property in Plano, Texas; 1401 N. Plano Road, a single-tenant office property in the Dallas suburb of Richardson, Texas; and 7400 S. Tucson Way, a single-tenant office property in the Denver suburb of Centennial, Colorado.

About Behringer Harvard
Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

– more –

About Roundtree Automotive Group
Roundtree Automotive Group LLC, formed in 1985, represents various franchises in multiple states and has consistently ranked as one of the top 125 dealer groups in the United States. Based in Shreveport, Louisiana, Roundtree also operates an office in Dallas as well as the following dealerships: Roundtree Ford Lincoln in Shreveport, the No. 1-ranking Ford dealer in the Arkansas-Louisiana-Texas corridor for the last several years; Freedom Chevrolet Buick GMC in Dallas, Texas, which ranked 35th for General Motors sales in the United States in 2010; Clear Lake Nissan, a top Nissan dealership in Houston, Texas; Mark Dodge, the primary Dodge dealership in Mobile, Alabama; and the company’s newest acquisition, Southern Ford in Manvel, Texas. Roundtree will further expand its presence in the Dallas-Fort Worth Metroplex with the opening of Freedom Chrysler Dodge and Jeep in July 2011 and Love Field Chrysler, Dodge and Jeep in the summer of 2012.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

# # #